NOTIFY TECHNOLOGY CORPORATION
LEASE AGREEMENT - 2008
6570 Seville Drive, Canfield: Upper Floor and One-Half of First Floor

This Lease Agreement is made by **Colbur Tech LLC**, an Ohio Corporation (hereinafter "Lessor") and **Notify Technology Corporation**, (hereinafter "Lessee").

1. **LEASED PREMISES:** Lessor, in consideration of the covenants hereinafter contained does hereby demise and lease to Lessee the upper or top floor of the building located at 6570 Seville Drive, Canfield, Ohio, containing approximately 5,264.5 square feet, and as further illustrated on attached exhibit "A". ("Leased Premises"), and approximately one-half of the First Floor of 6570 Seville Drive, Canfield, Ohio, containing approximately 3,089 square feet, this includes 634 feet glassed in entrance/break room area in front of building, which is leased at one-half of rental square foot rate as further illustrated on attached exhibit "B". Total square footage leased 8,353.5 square feet.

The use and occupation by the Lessee of the Leased Premises shall include the use in common with Lessor of customer and employees' parking areas, service roads, and sidewalks. Lessor agrees that at all times during the term of this Lease there will be free and adequate access between the public street and the entrance of the Leased Premises for pedestrians and motor vehicles.

(2)(a). USE: The use of said Leased Premises shall be: Research, development, marketing and customer-services for Notify Technology Corporation which includes engineering, quality control and technical support and similar uses.

(2)(b). PARKING: Lessee shall have the use of the thirty-five (35) parking spaces comprising the rear parking lot immediately behind the leased premises, 6570 Seville Drive, Top Floor, plus Lessee shall have the use of ten (10) additional spaces located immediately behind 6550 Seville Drive, spaces 21 thru 30.

In addition, Lessee shall have the use of one-half of the parking spaces in the front of 6570 Seville Drive, Canfield, Ohio.

3. **TERM:** To have and to hold for and during the full term of 4 years, commencing on the "commencement date", as defined below and ending 4 years thereafter.

The commencement date shall be October 16, 2008.

4. **BASE RENT:** Lessee will pay Lessor as rent for the Leased Premises during the four-year term the sum of FOUR HUNDRED FORTY- TWO THOUSAND SEVEN HUNDRED THIRY-FIVE AND 52/100 DOLLARS ($442,735.52) for the Leased Premises, payable in equal monthly installments of NINE THOUSAND TWO HUNDRED TWENTY-THREE AND 66/100 DOLLARS ($9,223.66) each, in advance on the first day of each month.

The annual rent for the Leased Premises to be the sum of ONE HUNDRED TEN THOUSAND SIX HUNDRED EIGHTY-THREE AND 88/100 DOLLARS ($110,683.88) annually.

Lessee shall pay, as rent, for the month of October 2008 the sum of FOUR THOUSAND SIX HUNDRED ELEVEN AND 82/100 DOLLARS ($4,611.82), under this new lease, plus the sum of ($2,790.19) under the old lease, for a total sum of SEVEN THOUSAND FOUR HUNDRED AND TWO AND 01/100 DOLLARS ($7,402.01), for the month of October 2008, Thereafter, rent shall be payable as set forth above.

The rent for the first and last month of the term hereof shall be on a pro rata basis if the term hereof shall commence on a day of the month other than the first day thereof. Rent will be payable at the place designated in this Lease for service of notice upon Lessor, or at such other place as Lessor may hereafter designate in writing.

5 (a). C.A.M. Charges: Lessee shall pay its pro-rata share of common area maintenance expenses estimated at FOUR THOUSAND ONE HUNDRED SEVENTY-SIX AND 75/100 DOLLARS ($4,176.75), per lease year, payable in advance monthly installments of THREE HUNDRED FORTY-EIGHT AND 06/100 DOLLARS ($348.06) per month.

5(b). **Definition of C.A.M. Charges:** Common area maintenance to include snow removal, lawn care, landscape care, security system monitoring charges, cleaning in common areas, refuse removal, and other related expenses.

6. **UTILITIES:** Lessee shall pay, as and when the same become due and payable, all charges for electric, gas, heat, hot water, telephone, and any other utility supplied to or used or consumed by Lessee, except for all water and sewer rents and charges which shall be paid by Lessor.

7. **Utilities Separate Meter:** Utilities or the top floor of 6570 Seville Drive, are separately metered, and Lessee shall pay all said utility bills when due and payable, including electric, gas, heat, hot water, telephone and any other utilities.

In lieu of separate metering of the ½ floor of the first floor of 6570 Seville Drive, Lessee shall pay to Lessor, each month, the sum of THREE HUNDRED TEN AND 00/100 DOLLARS ($310.00) per month which shall represent a pro-rata share of the charges for electric, gas, heat, hot water and water. Said sums shall be payable in advance due on the 1st day of each month. Lessee shall be responsible for all telephone and utility charges, including internet charges for all space leased.

8. **TAXES:** Lessee shall pay its pro-rata share of all real estate taxes assessed on the Leased Premises at 6570 Seville Drive, Upper Floor, Canfield, Ohio plus one-half of the lower floor of 6570 Seville Drive, Canfield, Ohio. Lessee's pro-rata share is estimated at ELEVEN THOUSAND ONE HUNDRED SIXTY AND 00/100 DOLLARS ($11,160.00) per lease year payable in advance monthly installments of NINE HUNDRED THRITY AND 00/100 DOLLARS ($930.00) each as and for said real estate taxes.

9. **FURNITURE:** Included in this Lease is the rental of existing office furniture located within said Leased Premises. Lessee shall have the use of said furniture during the term of this lease. Lessee shall maintain said furniture in a reasonable condition subject to normal wear. Lessee agrees that any part of said furniture that it does not have a use for shall be returned to the Lessor. Lessee will inventory furniture within thirty (30) days of signing Lease and provide copy of said inventory to Lessor.

9 (a) Lessee shall have the use of the cubicles and other furniture located on the first floor of 6570 Seville Drive, Canfield, Ohio, in the area set forth on "Exhibit B", during the term of the lease. Lessee shall maintain said cubicles and other furniture within reasonable conditions subject to normal wear and tear.

10. **COMPLIANCE WITH LAWS AND ORDINANCES:** Lessee shall comply with all federal, state, county, township, and city laws and ordinances, and all rules and regulations of any duly constituted authority, affecting or respecting the Leased Premises, or the use of same, including the business at any time transacted thereon by Lessee. Lessee shall be solely responsible for compliance with any and all laws, regulations, and ordinances, both present and future, including, but not limited to, those dealing with health, sanitation and signs, with respect to the premises. Notwithstanding the foregoing, Lessor shall be responsible for compliance with all laws, regulations, etc. with respect to those duties imposed upon it by virtue of this Lease or otherwise.

11. **MAINTENANCE:** Lessee, at its expense, shall keep and maintain in good order and repair the interior of the Leased Premises including all heating, cooling, plumbing, air conditioning, and electrical equipment and will make any required repairs and maintain same. Lessee will pay the cost of maintenance and repair of the aforementioned heating, cooling, plumbing, electrical equipment, and air conditioning units.

Lessor will maintain and repair the exterior of the building including the parking and other common areas. Lessor shall keep and maintain said parking lot and common areas free of dirt, rubbish, snow, and ice. This provision does not create any benefit for any third party, and does not create any right not provided by existing Ohio law.

If, during the term of this Lease, it shall become necessary for the heating units, air conditioning units, or hot water tanks to be replaced, then Lessor shall be responsible for cost of said replacement. Lessee shall be responsible for all maintenance and repair costs of said furnaces, air conditioning units, and hot water tanks.

12. **INDEMNITY:** Lessee shall defend, indemnify, save and hold Lessor harmless from any claim, action, cause of action, loss, damage, liability, cost and expense arising out of any failure of Lessee, in any respect, to comply with and perform any of the requirements and provisions of this Lease, or arising out of any use, non-use, possession, occupation, operation, maintenance, or management of the Leased Premises by Lessee, or arising out of any work or thing required by Lessee to be done in, on, or about the premises, or arising out of any negligence, or

intentional or willful misconduct of Lessee, its agents, employees, independent contractors or invitees, in, or about the lease premises, and this obligation shall survive the expiration of this Lease or any earlier termination.

13. **LIABILITY INSURANCE:** Lessee, at all times during the term of this Lease, or any renewal or extension hereof, and at its sole expense, shall procure, maintain and keep in force general public liability insurance for claims for personal injury, death, or property damage, occurring in, on or about the premises, with limits of not less than One Million Dollars ($1,000,000.00) in respect to death or injury of a single person or in respect to any one accident, and not less than Five Hundred Thousand Dollars ($500,000.00) in respect to property damage, insuring lessee's liability, in any, as provided in paragraph 12.

Lessor, at all times during the terms of this Lease, shall procure, maintain, and keep in force general public liability insurance policy for claims of personal injury and wrongful death occurring in the parking lot and common areas of the Leased Premises in an amount no less than One Million Dollars ($1,000,000.00).

14. **FIRE AND CASUALTY INSURANCE:** Lessor agrees to keep in force, at its expense, during the term of this Lease a policy, of fire, and vandalism insurance to cover damage to the building containing the Leased Premises in an amount no less than One Million Dollars ($1,000,000.00).

15. **FIRE OR OTHER CASUALTY:** If the premises shall be rendered untenantable by fire or other casualty, and such damage or destruction cannot reasonably be repaired or replaced within one hundred fifty (150) working days from such fire or other casualty so that the premises are susceptible to the same use as that which was in effect immediately prior to such fire or other casualty at a cost not to exceed the insurance proceeds received by Lessor for such fire or other casualty, then this Lease shall terminate upon the surrender thereof to Lessor. If such restoration or repairs can be made within such one hundred fifty (150) working days, then this Lease shall continue in full force and effect and Lessor will make the necessary alterations and repairs to the premises with all reasonable speed, provided, however, in no event shall Lessor be required to expend a sum in excess of the amount of insurance proceeds received by reason of such fire or other casualty. Lessee shall be entitled to a proportionate abatement of rent hereunder during any period of total or partial untenantable.

16. **LESSEE'S FIXTURES AND OTHER PERSONAL PROPERTY:** Any and all furnishing and other personal property of Lessee in or on the Leased Premises shall be at the sole risk of Lessee, and Lessee shall be responsible for the prompt replacement of any and all such furnishings and personal property which may be damaged or destroyed by any case whatsoever.

17. **WAIVER OF SUBROGATION:** Any insurance policy carried by either party insuring all or any part of the premises, including improvements and alterations thereto and Lessee's furnishings and equipment therein, shall be written in a manner to provide that the insurance company waives all right of recovery by way of subrogation against Lessor or Lessee, as the case may be, in connection with any loss or damage to the premises, property or business caused by any of the perils covered by fire and extended coverage, building and contents, and business interruption insurance, or for which either party may be reimbursed as a result of insurance coverage affecting any loss suffered by it, provided, however, that the foregoing waivers shall apply only to the extent of any recovery made by the parties under any policy of insurance now or hereafter issued. So long as the policies involved can be so written and maintained in effect, neither party shall be liable to the other for any such loss or damage as aforesaid.

18. **ALTERATIONS OR REMODELING:** Lessee, at its expense, may remodel, build-out, and make any alterations and improvements not requiring structural changes, it deems necessary or desirable, provided it complies with all applicable laws, regulations and building codes with respect thereto, with prior written notice to and consent of Lessor, such consent not to be unreasonably withheld. Lessee will indemnify and save and hold Lessor harmless from any and all mechanic's liens that may be filed against the Leased Premises by reason thereof. Lessee shall have the right to contest the validity of any such lien or claim filed or asserted against the Leased Premises, if Lessee shall first give Lessor assurance, by posting a bond. Then upon final determination of the validity of such lien or claim, lessee will forthwith pay any final judgment rendered against it and will have such lien released without cost to Lessor.

18 (a) **BUILD-OUT PAYMENTS:** Lessor has recently built-out the space on the first floor of 6570 Seville Drive which Lessee (Notify Technology Corporation), will be occupying. Lessee agrees to pay the sum of TWENTY THOUSAND DOLLARS AND 00/100 ($20,000.00) for said improvements. Payments shall be made at ONE THOUSAND TWO HUNDRED FIFTY DOLLARS AND 00/100 ($1,250.00) per month commencing November 1, 2008 for a period of sixteen (16) months.

18 (b) **LESSOR IMPROVEMENTS:** Lessor agrees upon signing of this lease, that it will perform the following listed improvements:

a. Obtain a maintenance check of the air conditioning units for both the upstairs and downstairs lease spaces at 6570 Seville Drive, to assure that said air conditioning units are in proper working order.

b. Replace the door lock on the back door, paint the back door and make sure that it is in proper working order. If either party can locate a new replacement door within two years of the signing of the lease, Lessor will purchase and install same.

c. Relocate the thermostat for the upstairs area as agreed by parties.

d. Build-out and re-configure the area on the south side of the upstairs of 6570 Seville Drive, so as to make one large room, close up the wall as agreed upon by the parties and install a partial glass wall and reconfigure venting and air conditioning as agreed by the parties. The layout to conform to the existing drawing exhibit "A".

e. Repair the glass in the door upstairs.

f. Clean the carpet and paint the walls for the back steps area and clean the carpeting and clean the glass windows and clean the floors for the glassed in entrance and stairway going to the upstairs.

g. Repair all of the laminate that is coming off of the upstairs door.

h. Add doors to the printer/copy area.

i. Repair or replace the exit/emergency lights.

j. Provide keys for the downstairs entrance and the front entrances.

18 (c) **LESSEE COST OF IMPROVEMENTS:** Lessee agrees to be responsible for all costs associated with electrical changes or modifications associated with the improvements set forth in 18(b). Lessee agrees to use Aey Electric Company for all changes and modifications associated with the improvements. Lessee will also be responsible for costs of modifications and changes to any phone lines , communication lines and equipment associated with the improvements.

19. **SIGNS:** Lessee shall have the right to install a sign on the freestanding pylon sign base, with the written consent of Lessor, which shall not be unreasonably withheld, providing such sign conforms to governmental requirements and regulations and are consistent with the overall signage criteria of the Lessor. Cost of installation or modification of said sign to be borne by Lessee. Said sign to occupy no more than one-half of the available space on the sign pylon base.

20. **SUBORDINATION:** Lessee shall, upon notice from Lessor, subordinate this Lease to the lien of any first mortgage upon the premises, provided that the holder of any such mortgage shall enter into a recordable agreement with Lessee specifying that in the event of foreclosure or other action taken under the mortgage by said holder, this Lease and the rights of Lessee hereunder shall not be disturbed, but shall continue in full force and effect so long as Lessee shall not be in default hereunder; and, that said holder shall permit insurance or condemnation proceeds to be used for any restoration, replacement or repair of the premises as required by the provisions of this lease. Lessee shall have the right to require Lessor to obtain such an agreement from the holder of the present mortgages upon the premises.

21. **ESTOPPEL CERTIFICATES:** Each party agrees, upon the request of the other, to execute and deliver to the requesting party a written statement certifying that this Lease is unmodified and in full force and effect, or, if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications, the dates to which all rents and charges hereunder have been paid in advance, if any, and, that there are then existing no setoffs or defenses against the enforcement of the agreements of this lease on the part of the requesting party to be performed, or, if any, specifying same.

22. **CONDEMNATION:** If in any condemnation proceedings or proposal it is agreed or ordered that the Leased Premises or any part thereof, or rights of way adjoining or approaches to the Leased Premises, or any part

thereof, be condemned, closed, or taken for public use and such condemnation causes material interference with the conduct of Lessee's business, then and in that event upon the closing or the taking of same for such public use this Lease shall, at the option of the Lessee, upon Lessee's giving written notice thereof to Lessor within ninety (90) days after said closing or taking, terminate as of the date stated in said notice, anything herein contained to the contrary notwithstanding. Whether or not this Lease is terminated, however, the Lessee shall share in the condemnation award to the extent that the award includes compensation for Lessee's leasehold interest and for Lessee's moving and relocation expense, if any. The Lessee shall have the burden of proving "material interference with the conduct of Lessee's business". Nothing herein contained shall preclude Lessee from intervening from Lessee's own interest in any proceeding for such condemnation, closing or taking, or for negotiations associated therewith, to claim or receive compensation to which Lessee may be lawfully entitled in such proceedings. If such proceedings result in the taking of any part of the premises, including, without limitation, any part of the parking areas or any access to public streets, but not a sufficient part thereof to cause material interference with the conduct of Lessee's business, then an equitable apportionment of the rent shall be made and such new rent based on this apportionment shall be paid for the balance of the term of this Lease and any renewal term, subject to the increase provided for in paragraph 2. Lessor shall, at its own expense, make all necessary repairs, alterations and reconstruction to the remaining portion of the premises so the premises are in substantially the same condition as before such taking, and are in good and sufficient condition for Lessee's use provided that the cost shall not exceed the net proceeds of any award received and retained by Lessor.

23. **DEFAULT BY LESSEE:** In the event Lessee should fail to pay any of the monthly installments of rent hereunder or if Lessee shall fail to keep or shall violate any other condition, stipulation or agreement herein contained on the part of Lessee to be kept and performed, and if such failure or violation shall have continued for a period of fifteen (15) days after notice from Lessor as to nonpayment of rent or thirty (30) days after notice from Lessor as to any other violation, then, in any such event, Lessor, at its option, may:

(a) terminate this Lease; and should Lessor be unable to relet the premises after reasonable efforts to do so, or should said monthly rent be less than the rental Lessee was obligated to pay under the lease, Lessee shall pay said amount of the deficiency to the Lessor, or pay the full balance on the lease should said premises not be relet during the term of the lease.

(b) re-enter the premises by summary proceedings or otherwise expel Lessee and remove all of Lessee's property therefrom and relet the premises at the best rent obtainable making reasonable efforts therefore and receive the rent therefrom; but Lessee shall remain liable for any deficiency between Lessee's rent hereunder and the rent obtained by Lessor on reletting; or

(c) if the default is non-monetary in nature, cure such default for the account of Lessee, and any amount paid or any contractual liability incurred by Lessor in so doing shall be deemed paid or incurred for the account of Lessee, and Lessee agrees to promptly therefore reimburse Lessor and save Lessor harmless therefrom. A default, except as to payment of rent, shall be deemed cured if Lessee in good faith commences performance necessary to cure the same within thirty (30) days after receipt of such notice and continuously and with reasonable diligence proceeds to complete the performance required to cure such default.

Lessor's rights and remedies hereunder shall be in addition to all other rights and remedies now or hereafter available to Lessor. By signing this Lease the Lessee waives it's right to a jury trial in any action for past due rent, eviction or damages related thereto. Lessee shall be liable for the full balance owing under the lease if the lease is terminated for non-payment, less any amounts received from any new or subsequent tenant under the terms of the lease.

Lessor does not need to wait until the expiration of the lease term before pursuing remedies and damages.

24. **NO WAIVER:** Any demand for rent, made after the same shall fall due, shall have the same effect in law as if made on the date and the time same was due, any law to the contrary notwithstanding; and the failure of Lessor to give any notice or to enforce any right or remedy upon any default of Lessee in the performance of any of Lessee's obligations hereunder shall not be deemed a waiver of such rights or remedies by reason of such default, nor shall it prejudice nor affect any rights or remedies of Lessor with reference to any subsequent default or breach by Lessee. Further, if at any time Lessor should expressly waive any right or remedy upon any default of Lessee in the performance of Lessee's obligations hereunder, such waiver shall not be deemed a waiver of subsequent default or breach by Lessee.

25. **ASSIGNMENT AND SUBLETTING:** Lessee may not assign or sublet this Lease without the written consent of Lessor, which consent may not be unreasonably withheld or delayed. Notwithstanding the foregoing, Lessee may assign and/or sublet this Lease to a third party which is affiliated with Lessee by reason of an element of common ownership or control, or (if such third party is an individual) if such person has an equity interest in Lessee or Lessee's affiliates.

26. **ACCESS BY LESSOR:** Lessor, and any agents, employees, officers and independent contractors of Lessor, shall have access to the Leased Premises at all reasonable times, for the purposes of inspecting and examining the same or for exhibiting the same to prospective tenants or purchasers, and, if Lessee shall be in default hereunder, or if an emergency shall exist, making such repairs as it deems necessary for the protection or preservation of the premises.

27. **CONVEYANCE BY LESSOR:** If Lessor shall convey title to the Leased Premises pursuant to a sale or exchange of property, the Lessor shall not be liable to Lessee or any immediate or remote assignee or successor of Lessee as to any act or omission from and after such conveyance.

28. **HOLDING OVER:** If Lessee shall hold over or otherwise remain in possession of the premises after the expiration of the term or any renewal thereof, then Lessee shall be deemed a tenant of the premises from month to month, notwithstanding any law to the contrary, subject to all of the terms and provisions hereof, except only as to the term which shall have terminated.

29. **LEGAL INTERPRETATION:** This Lease shall be construed in accordance with the applicable laws of the State of Ohio. In interpreting this Lease, there shall be no inference, by operation of law or otherwise, that any provision of this lease shall be construed against either party. In the event any provision of this Lease conflicts with any applicable law, such conflict shall not affect other provisions of this Lease which can be given effect without such conflicting provision. If any provision of this Lease shall be subject to two constructions, one of which would render such provision invalid, then such provision shall be given that construction which would provision. If any provision of this Lease shall be subject to two constructions, one of which would render such provision invalid, then such provision shall be given that construction which would render it valid. The paragraph numbers and captions are inserted only as a matter of convenience and in no way define or limit the scope or intent of such paragraphs of this Lease.

30. **FORCE MAJEURE:** If either party shall be delayed or prevented from the performance of any act required by this Lease by reason of strikes, utility failures, restrictive laws, labor disputes, riots, acts of God or other similar reasons not the fault of the nonperforming party, then the performance time for such act shall be extended for a period equivalent to the period of such delay.

31. **NOTICE:** Any and all notices, demands or communications required to be given hereunder shall be in writing and sent by certified mail.

a. If intended for Lessor, to: Colbur Tech, LLC, 167 Colonial Drive, Canfield, Ohio 44406.

b. If intended for Lessee, to: Jerry Rice, Chief Financial Officer, Notify Technology Corporation, 1054 South De Anza Boulevard, Suite 105, San Jose, California 95129, or to such other place as either Lessor or Lessee may hereafter designate in writing and give notice thereof to the other as herein prescribed. Any such notice shall be deemed to have been given as of the time same is deposited in the United States mail.

32. **QUIET ENJOYMENT:** Lessor warrants that it has lawful title to execute this Lease and that there are no covenants, restrictions, easements, reservations, zoning ordinances or any other encumbrances affecting the Leased Premises that may be adverse to the operation of Lessee's business therein or in any way restricting Lessee's intended use of the leased premises, or limiting vehicle and pedestrian access and egress between the premises and the public ways adjacent thereto, and Lessor agrees that if Lessee shall perform all of the Lessee's agreements herein specified, Lessee shall have the peaceable and quiet enjoyment and possession of the leased premises and other rights herein granted to Lessee without any manner or hindrance from Lessor or any parties claiming by or through Lessor.

33. **OPTION TO PURCHASE:** Lessee shall have an option to purchase said premises, including both 6550 Seville Drive, Canfield, Ohio and 6570 Seville Drive, Canfield, Ohio, during the term of this lease, four years, for the sum of TWO MILLION FOUR HUNDRED THOUSAND DOLLARS AND 00/100 ($2,400,000.00). Should Lessee elect to exercise its option to purchase, Lessee shall give Lessor thirty days written notice of it's intention to purchase the premises, and any purchase shall be subject to existing leases, taxes or other encumbrances on the premises.

In addition, Lessee shall have the right of first refusal to purchase said premises. Lessor shall give Lessee fifteen days written notice of its intention to sell the premises, thereafter Lessee shall have ten days to exercise its right to purchase at the aforementioned amount.

34. **ENTIRE AGREEMENT:** This Lease and any incorporated attachments contains all the agreements between the parties and cannot be modified in any manner except by written amendment executed by the parties.

35. **LEASE MEMORANDUM:** The parties agree to execute a memorandum of this Lease in recordable form including the term commencement and expiration dates, and any other provisions required, but not including any of the rental provisions or other charges to be paid by Lessee under this Lease. This Lease shall not be recorded, but said memorandum shall be recorded by Lessor.

36. **SUCCESSORS AND ASSIGNS:** All warranties, covenants and agreements herein shall inure to the benefit of and be binding upon the successors and assigns of Lessor and Lessee.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease effective as of the 16 day of Octoberr, 2008, each acknowledging receipt of an executed copy hereof.

In the presence of:

LESSOR:
COLBUR TECH, LLC

BY: ______________________
Sam Boak, President, Member

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Witness

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Witness

LESSEE:
NOTIFY TECHNOLOGY CORPORATION

BY: ______________________
Gerald Rice, Chief Financial Officer

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Witness

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Witness

STATE OF OHIO, COUNTY OF MAHONING, SS:

Before me, a notary public in and for said county and state, personally appeared the above named COLBUR TECH, LLC., by SAM BOAK, President, as Lessor in the foregoing Lease Agreement who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed individually and on behalf of said Corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Canfield, Ohio, this 16th day of October, 2008.

STATE OF OHIO NOTARIAL SEAL

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Notary Public

TIMOTHY J. RUDGE, Attorney at Law
Notary Public — State of Ohio
My Commission Has No Expiration Date
Section 147.03 O.R.C.

STATE OF ______________, **COUNTY OF** ______________

Before me, a notary public in and for said county and state, personally appeared the above named NOTIFY TECHNOLOGY CORPORATION by Gerald Rice, Chief Financial Officer, as Lessee in the foregoing Lease Agreement who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed individually and on behalf of said Corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at ______________, ________, this ________ day of ______________, 2008.

PLEASE SEE ATTACHED CURRENT CALIFORNIA NOTARY FORM

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Notary Public